Exhibit 99.1

SPX Technologies Reports Third Quarter 2023 Results

Q3 GAAP EPS of $0.76; Adjusted EPS* of $1.06
Raising Full-Year 2023 Adjusted EPS* Guidance to Range of $4.22-4.32

CHARLOTTE, N.C., November 2, 2023 (GLOBE NEWSWIRE) -- SPX Technologies, Inc. (NYSE:SPXC) (“SPX”, the “Company”, “we” or “our”) today reported results for the third quarter ended September 30, 2023.

Gene Lowe, President and CEO remarked, “During Q3, our businesses continued to perform well, and the overall demand for our products remained strong. We achieved significant year-on-year revenue and margin growth, and our recent acquisitions delivered solid results.”

Mr. Lowe continued, “Considering our year-to-date performance and outlook, we are increasing our full-year 2023 guidance for Adjusted EPS* to a range of $4.22 to $4.32 from a prior range of $4.15 to $4.30, reflecting year-over-year growth at the midpoint of approximately 38%. With a robust backlog and positive operational momentum, we are well-positioned to finish the year strong.

Mr. Lowe further commented, “During the quarter we finalized an agreement with Mitsubishi to settle all remaining claims between us with respect to the projects in South Africa. This is a very positive development which ends our involvement with these projects and allows us to further focus on growth.”

Third Quarter 2023 Overview:

For the third quarter of 2023, the Company reported revenue of $448.7 million and operating income of $57.7 million, compared with revenue of $370.5 million and operating income of $37.3 million in the third quarter of 2022. Diluted income per share from continuing operations in the third quarter of 2023 was $0.76, compared with $0.27 in the third quarter of 2022.

Adjusted operating income* was $75.8 million, compared with $48.3 million in the third quarter of 2022. Adjusted earnings per share* in the third quarter of 2023 was $1.06, compared with $0.81 in the third quarter of 2022. Adjusted operating income* and Adjusted earnings per share* exclude amortization expense, and acquisition and strategic transformation-related costs, among other items.

Third Quarter and Year-to-Date Financial Comparisons:

($ millions)	Q3 2023	Q3 2022	2023 YTD	2022 YTD
Revenue	$448.7	$370.5	$1,271.8	$1,031.6
Consolidated operating income	57.7	37.3	158.8	75.9
Income from continuing operations	35.7	12.5	113.1	44.6

Consolidated segment income*	91.6	63.4	250.4	159.1
Adjusted operating income*	75.8	48.3	203.5	115.6

* Non-GAAP financial measure. See attached schedules for reconciliation of each historical non-GAAP measure to the respective most comparable GAAP financial measure. Reconciliations of non-GAAP guidance measures are not practicable and accordingly are not included in the attached schedules.

HVAC Segment

Revenue for the third quarter of 2023 was $289.2 million, compared with $227.8 million in the third quarter of 2022, an increase of 27.0%, including a 16.3% increase from the acquisitions of TAMCO and ASPEQ, a 10.6% increase in organic revenue, and a 0.1% favorable impact related to the translation effect of currency fluctuation. The organic increase in revenue was driven by higher sales of cooling products, including increases in both price and volume. Volume increases were supported by greater plant throughput and more stable labor and supply chain environments.

Segment income in the third quarter of 2023 was $58.3 million, or 20.2% of revenue. This compares with segment income of $33.1 million, or 14.5% of revenue in the third quarter of 2022. The increase in segment income and 570 basis points increase in segment income margin were primarily due to the higher revenue noted above and a more favorable sales mix associated with acquisitions.

Detection & Measurement Segment

Revenue for the third quarter of 2023 was $159.5 million, compared with $142.7 million in the third quarter of 2022, an increase of 11.8%, including a 10.4% increase in organic revenue, and a 1.4% favorable impact related to the translation effect of currency fluctuation. The organic increase in revenue was primarily due to higher volumes of large projects within the communication technologies, transportation and aids to navigation businesses.

Segment income for the third quarter of 2023 was $33.3 million, or 20.9% of revenue. This compares with segment income of $30.3 million, or 21.2% of revenue in the third quarter of 2022. The increase in segment income was primarily due to the higher revenue noted above. The decrease of 30 basis points in segment income margin was primarily due to less favorable sales mix associated with certain of the large projects mentioned above.

Settlement Agreement in South Africa: During the third quarter, a subsidiary of SPX entered into an agreement with Mitsubishi Heavy Industries Power to resolve all claims between the parties with respect to the two large power projects in South Africa. In connection with this agreement, we incurred a charge that is included in “Loss from discontinued operations, net of tax” for the three and nine months ended September 30, 2023.

Financial Update: As of September 30, 2023, SPX had total outstanding debt of $673.9 million and total cash of $102.0 million. During the third quarter of 2023, SPX’s net operating cash flow from continuing operations totaled $45.4 million. Capital expenditures for continuing operations for the third quarter of 2023 were $7.8 million.

2023 Guidance Update:

SPX is updating full-year 2023 guidance, and is now targeting consolidated revenue of approximately $1.74-$1.77 billion ($1.72-$1.75 billion prior), an adjusted operating income margin* of approximately 16.3% (16.00%-16.25% prior), and adjusted earnings per share* in a range of $4.22-$4.32 ($4.15-$4.30 prior).

Segment and company performance is expected to be as follows:

	Revenue	Segment Income Margin %
HVAC	$1,125-$1,145 million ($1,125-$1,145 million prior)	~20% (~20% prior)
Detection & Measurement	$610-$620 million ($590-$605 million prior)	~20% (~20% prior)
Total SPX	$1.74-$1.77 billion ($1.72-$1.75 billion prior)	~20% (~20% prior)

Conference Call: SPX Technologies will host a conference call at 4:45 p.m. (EDT) today to discuss third quarter results. The call will be simultaneously webcast via the Company’s website at www.spx.com and the slide presentation will be available in the Investor Relations section of the site.

Call Access: To access the call by phone, please go to this link
https://register.vevent.com/register/BI4a94c8d62c9d4b5fb86c5a1b140f2a94 and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at www.spx.com.

Upcoming Investor Events: Company management plans to conduct virtual meetings with investors during the fourth quarter of 2023 and the Company will also be participating in the Baird Industrials Conference in Chicago on November 9th, and the UBS Industrials Summit in Palm Beach, Florida on November 29th.

About SPX Technologies, Inc.: SPX Technologies, Inc. is a diversified, global supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX Technologies, Inc. has more than 4,000 employees in 15 countries. SPX Technologies, Inc. is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

Non-GAAP Financial Information: This press release contains certain non-GAAP financial measures, including total segment income, adjusted operating income, adjusted income from continuing operations before income taxes, adjusted income from continuing operations, adjusted earnings per share from continuing operations (or, adjusted EPS) and organic revenue growth. These non-GAAP financial measures do not provide investors with an accurate measure of, and should not be used as a substitute for, the comparable financial measures as determined in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes these non-GAAP financial measures, when read in conjunction with the comparable GAAP financial measures, give investors a useful tool to assess and understand the Company’s overall financial performance, because they exclude items of income or expense that the Company believes are not reflective of its ongoing operating performance, allowing for a better period-to-period comparison of operations of the Company. Additionally, the Company’s management uses these non-GAAP financial measures as measures of the Company’s performance. The Company acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Refer to the tables included in this press release for the components of each of the non-GAAP financial measures, and for the reconciliations of historical non-GAAP financial measures to their respective comparable GAAP measures. Our non-GAAP financial guidance excludes items, which would be included in our GAAP financial measures, that we do not consider indicative of our on-going performance; and are calculated in a manner consistent with the presentation of the similarly titled historical non-GAAP measures presented in this press release. These items include, but are not limited to, acquisition costs, costs associated with dispositions, and potential non-cash income or expense items associated with changes in market interest rates and actuarial or other data related to our pension and postretirement plans, as the ultimate aggregate amounts associated with these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of our non-GAAP financial guidance to the most comparable GAAP financial measures is not practicable. Full-year guidance excludes changes in the number of shares outstanding; impacts from future acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the third quarter, the impact of foreign exchange rate changes subsequent to the end of the third quarter, and environmental and litigation charges.

Forward Looking Statements: Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the Company’s documents filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including the following: cyclical changes and specific industry events in the Company’s markets; changes in anticipated capital investment and maintenance expenditures by customers; availability, limitations or cost increases of raw materials and/or commodities that cannot be recovered in product pricing; the impact of competition on profit margins and the Company’s ability to maintain or increase market share; inadequate performance by third-party suppliers and subcontractors for outsourced products, components and services and other supply-chain risks; the uncertainty of claims resolution with respect to environmental and other contingent liabilities; the impact of climate change and any legal or regulatory actions taken in response thereto; cyber-security risks; risks with respect to the protection of intellectual property, including with respect to the Company’s digitalization initiatives; the impact of overruns, inflation and the incurrence of delays with respect to long-term fixed-price contracts; defects or errors in current or planned products; the impact of pandemics and governmental and other actions taken in response; domestic economic, political, legal, accounting and business developments adversely affecting the Company’s business, including regulatory changes; changes in worldwide economic conditions, including as a result of geopolitical conflicts; uncertainties with respect to the Company’s ability to identify acceptable acquisition targets; uncertainties surrounding timing and successful completion of any announced acquisition or disposition transactions, including with respect to integrating acquisitions and achieving cost savings or other benefits from acquisitions; the impact of retained liabilities of disposed businesses; potential labor disputes; and extreme weather conditions and natural and other disasters.

Actual results may differ materially from these statements. The words “guidance,” “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Statements in this press release speak only as of the date of this press release, and SPX Technologies disclaims any responsibility to update or revise such statements, except as required by law.

SOURCE SPX Technologies, Inc.

Investor and Media Contacts:
Paul Clegg, VP, Investor Relations and Communications
Phone: 980-474-3806
E-mail: spx.investor@spx.com
Source: SPX Technologies, Inc.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022

Revenues	$448.7	$370.5	$1,271.8	$1,031.6
Costs and expenses:
Cost of products sold	280.1	237.4	789.7	669.9
Selling, general and administrative	96.3	89.1	290.9	261.6
Intangible amortization	14.6	6.7	32.4	23.1
Special charges, net	—	—	—	0.1
Other operating expense, net	—	—	—	1.0
Operating income	57.7	37.3	158.8	75.9

Other income (expense), net	(0.2)	(24.6)	2.3	(19.8)
Interest expense	(10.2)	(2.6)	(18.0)	(7.3)
Interest income	0.8	1.0	1.5	1.4
Loss on amendment/refinancing of senior credit agreement	—	(1.1)	—	(1.1)
Income from continuing operations before income taxes	48.1	10.0	144.6	49.1
Income tax (provision) benefit	(12.4)	2.5	(31.5)	(4.5)
Income from continuing operations	35.7	12.5	113.1	44.6

Income (loss) from discontinued operations, net of tax	—	—	—	—
Loss on disposition of discontinued operations, net of tax	(56.1)	(9.4)	(54.7)	(17.1)
Loss from discontinued operations, net of tax	(56.1)	(9.4)	(54.7)	(17.1)

Net income (loss)	$(20.4)	$3.1	$58.4	$27.5

Basic income (loss) per share of common stock:
Income from continuing operations	$0.78	$0.28	$2.49	$0.98
Loss from discontinued operations, net of tax	(1.23)	(0.21)	(1.21)	(0.38)
Net income (loss) per share	$(0.45)	$0.07	$1.28	$0.60

Weighted-average number of common shares outstanding — basic	45.608	45.144	45.507	45.382

Diluted income (loss) per share of common stock:
Income from continuing operations	$0.76	$0.27	$2.43	$0.96
Loss from discontinued operations, net of tax	(1.20)	(0.20)	(1.18)	(0.37)
Net income (loss) per share	$(0.44)	$0.07	$1.25	$0.59

Weighted-average number of common shares outstanding — diluted	46.751	46.132	46.560	46.253

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and equivalents	$100.9	$147.8
Accounts receivable, net	304.7	263.5
Contract assets	33.4	23.9
Inventories, net	291.5	244.0
Other current assets	38.1	41.9
Total current assets	768.6	721.1
Property, plant and equipment:
Land	17.3	13.9
Buildings and leasehold improvements	73.2	63.7
Machinery and equipment	257.5	233.4
	348.0	311.0
Accumulated depreciation	(212.9)	(201.1)
Property, plant and equipment, net	135.1	109.9
Goodwill	674.9	455.3
Intangibles, net	687.9	401.6
Other assets	193.0	197.4
Deferred income taxes	3.2	2.7
Assets of DBT and Heat Transfer	10.3	42.9
TOTAL ASSETS	$2,473.0	$1,930.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$131.7	$124.5
Contract liabilities	66.8	52.8
Accrued expenses	147.1	148.0
Income taxes payable	4.0	4.7
Short-term debt	130.1	1.8
Current maturities of long-term debt	14.0	2.0
Total current liabilities	493.7	333.8

Long-term debt	529.8	243.0
Deferred and other income taxes	63.1	34.8
Other long-term liabilities	200.0	208.3
Liabilities of DBT and Heat Transfer	39.5	31.8
Total long-term liabilities	832.4	517.9

Stockholders' equity:
Common stock	0.5	0.5
Paid-in capital	1,348.0	1,338.3
Retained earnings (deficit)	6.8	(51.6)
Accumulated other comprehensive income	250.7	257.5
Common stock in treasury	(459.1)	(465.5)
Total stockholders' equity	1,146.9	1,079.2
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,473.0	$1,930.9

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended				Nine months ended
	September 30, 2023	October 1, 2022	Δ	%/bps	September 30, 2023	October 1, 2022	Δ	%/bps
HVAC reportable segment

Revenues	$289.2	$227.8	$61.4	27.0%	$809.8	$639.6	$170.2	26.6%
Gross profit	101.8	69.3	32.5		289.2	188.0	101.2
Selling, general and administrative expense	43.5	36.2	7.3		128.0	106.0	22.0
Income	$58.3	$33.1	$25.2	76.1%	$161.2	$82.0	$79.2	96.6%
as a percent of revenues	20.2%	14.5%		570bps	19.9%	12.8%		710bps

Detection & Measurement reportable segment

Revenues	$159.5	$142.7	$16.8	11.8%	$462.0	$392.0	$70.0	17.9%
Gross profit	69.3	63.9	5.4		196.5	174.8	21.7
Selling, general and administrative expense	36.0	33.6	2.4		107.3	97.7	9.6
Income	$33.3	$30.3	$3.0	9.9%	$89.2	$77.1	$12.1	15.7%
as a percent of revenues	20.9%	21.2%		-30bps	19.3%	19.7%		-40bps

Consolidated Revenues	$448.7	$370.5	$78.2	21.1%	$1,271.8	$1,031.6	$240.2	23.3%
Consolidated Operating Income	57.7	37.3	20.4	54.7%	158.8	75.9	82.9	109.2%
as a percent of revenues	12.9%	10.1%		280bps	12.5%	7.4%		510bps
Consolidated Segment Income	91.6	63.4	28.2	44.5%	250.4	159.1	91.3	57.4%
as a percent of revenues	20.4%	17.1%		330bps	19.7%	15.4%		430bps

Consolidated operating income	$57.7	$37.3	$20.4		$158.8	$75.9	$82.9
Exclude:
Corporate expense	13.0	17.2	(4.2)		44.2	50.2	(6.0)
Acquisition-related and other costs (1)	2.9	0.1	2.8		5.0	1.1	3.9
Long-term incentive compensation expense	3.4	2.1	1.3		10.0	7.7	2.3
Amortization of intangible assets (2)	14.6	6.7	7.9		32.4	23.1	9.3
Special charges, net	—	—	—		—	0.1	(0.1)
Other operating expense, net	—	—	—		—	1.0	(1.0)
Consolidated segment income	$91.6	$63.4	$28.2	44.5%	$250.4	$159.1	$91.3	57.4%
as a percent of revenues	20.4%	17.1%		330bps	19.7%	15.4%		430bps

(1) Represents certain acquisition-related costs incurred of $2.9 and $5.0 during the three and nine months ended September 30, 2023, respectively, and $0.1 and $1.1 during the three and nine months ended October 1, 2022, respectively, including additional “Cost of products sold” related to the step-up of inventory (to fair value) acquired in connection with the ASPEQ acquisition of $2.5 and $3.6 during the three and nine months ended September 30, 2023, respectively, and the ITL acquisition of $0.1 and $1.1 during the three and nine months ended October 1, 2022, respectively.

(2) Represents amortization expense associated with acquired intangible assets.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended		Nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Cash flows from (used in) operating activities:
Net income (loss)	$(20.4)	$3.1	$58.4	$27.5
Less: Loss from discontinued operations, net of tax	(56.1)	(9.4)	(54.7)	(17.1)
Income from continuing operations	35.7	12.5	113.1	44.6
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Special charges, net	—	—	—	0.1
(Gain) loss on change in fair value of equity security	—	7.4	(3.6)	3.0
Deferred and other income taxes	(12.1)	(7.9)	(22.5)	(16.9)
Depreciation and amortization	19.7	11.3	46.4	36.9
Pension and other employee benefits	2.5	3.7	8.2	10.0
Long-term incentive compensation	3.4	2.1	10.0	7.7
Other, net	(1.5)	0.4	(4.5)	1.4
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	(21.6)	(15.9)	(16.7)	(20.9)
Inventories	5.4	(33.5)	(21.6)	(78.4)
Accounts payable, accrued expenses and other	13.9	14.1	11.2	(76.5)
Cash spending on restructuring actions	—	(0.1)	—	(0.4)
Net cash from (used in) continuing operations	45.4	(5.9)	120.0	(89.4)
Net cash used in discontinued operations	(31.0)	(8.1)	(38.0)	(21.1)
Net cash from (used in) operating activities	14.4	(14.0)	82.0	(110.5)

Cash flows from (used in) investing activities:
Proceeds related to company-owned life insurance policies, net	1.6	3.0	2.6	4.6
Business acquisitions, net of cash acquired	(0.2)	1.4	(547.3)	(40.0)
Capital expenditures	(7.8)	(4.0)	(16.5)	(10.0)
Net cash from (used in) continuing operations	(6.4)	0.4	(561.2)	(45.4)
Net cash used in discontinued operations	—	—	—	(13.9)
Net cash from (used in) investing activities	(6.4)	0.4	(561.2)	(59.3)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	31.3	245.0	851.3	245.0
Repayments under senior credit facilities	(35.0)	(237.4)	(455.0)	(243.7)
Borrowings under trade receivables arrangement	20.0	—	81.0	—
Repayments under trade receivables arrangement	(18.0)	—	(49.0)	—
Net repayments under other financing arrangements	(0.3)	(0.5)	(0.4)	(0.7)
Payment of contingent consideration	—	—	—	(1.3)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	0.9	0.3	(1.5)	(4.9)
Repurchases of common stock	—	—	—	(33.7)
Financing fees paid	—	(1.9)	(1.3)	(1.9)
Net cash from (used in) continuing operations	(1.1)	5.5	425.1	(41.2)
Net cash from discontinued operations	—	0.7	—	1.0
Net cash from (used in) financing activities	(1.1)	6.2	425.1	(40.2)
Change in cash and equivalents due to changes in foreign currency exchange rates	(0.5)	(0.5)	(1.0)	1.3
Net change in cash and equivalents	6.4	(7.9)	(55.1)	(208.7)
Consolidated cash and equivalents, beginning of period	95.6	195.2	157.1	396.0
Consolidated cash and equivalents, end of period	$102.0	$187.3	$102.0	$187.3

	Nine months ended
	September 30, 2023	October 1, 2022
Components of cash and equivalents:
Cash and equivalents	$100.9	$183.4
Cash and equivalents included in assets of DBT and Heat Transfer	1.1	3.9
Total cash and equivalents	$102.0	$187.3

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
(Unaudited; in millions)

	Nine months ended
	September 30, 2023
Beginning cash and equivalents	$157.1
Cash from continuing operations	120.0
Capital expenditures	(16.5)
Business acquisitions, net of cash acquired	(547.3)
Proceeds from company-owned life insurance policies, net	2.6
Borrowings under senior credit facilities	851.3
Repayments under senior credit facilities	(455.0)
Borrowings under trade receivables agreement	81.0
Repayments under trade receivables arrangement	(49.0)
Net repayments under other financing arrangements	(0.4)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options	(1.5)
Financing fees paid	(1.3)
Cash used in discontinued operations	(38.0)
Change in cash due to changes in foreign currency exchange rates	(1.0)
Ending cash and equivalents	$102.0

	Debt at				Debt at
	December 31, 2022	Borrowings	Repayments	Other	September 30, 2023
Revolving loans	$—	$551.3	$(455.0)	$—	$96.3
Term loans	245.0	300.0	—	—	545.0
Trade receivables financing arrangement	—	81.0	(49.0)	—	32.0
Other indebtedness	2.5	0.2	(0.6)	0.3	2.4
Less: Deferred financing costs associated with the term loans	(0.7)	—	—	(1.1)	(1.8)
Totals	$246.8	$932.5	$(504.6)	$(0.8)	$673.9

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ORGANIC REVENUE
HVAC AND DETECTION & MEASUREMENT REPORTABLE SEGMENTS
(Unaudited)

	Three months ended September 30, 2023
	HVAC	Detection & Measurement
Net Revenue Growth	27.0%	11.8%

Exclude: Foreign Currency	0.1%	1.4%

Exclude: Acquisitions	16.3%	—%

Organic Revenue Growth	10.6%	10.4%

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED OPERATING INCOME
(Unaudited; in millions)

	Three months ended		Nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Operating income	$57.7	$37.3	$158.8	$75.9

Include - TSA Income (1)	0.1	0.6	0.3	2.4

Exclude:
Acquisition-related and other costs (2)	(3.4)	(3.7)	(12.0)	(13.2)

Other operating expense, net (3)	—	—	—	(1.0)

Amortization expense (4)	(14.6)	(6.7)	(32.4)	(23.1)

Adjusted operating income	$75.8	$48.3	$203.5	$115.6
as a percent of revenues	16.9%	13.0%	16.0%	11.2%

(1) Represents transition services income related to the Asbestos Portfolio Sale for the three and nine months ended September 30, 2023 and the Transformer Solutions disposition for the three and nine months ended October 1, 2022. Amounts recorded in non-operating income for U.S. GAAP purposes. The Asbestos Portfolio Sale and Transformer Solutions disposition are described in the Company’s most recent Form 10-K.

(2) For the three and nine months ended September 30, 2023, represents (i) acquisition and strategic/transformation related costs of $0.5 and $7.0, respectively, (ii) certain integration costs of $0.4 and $1.4, respectively, and (iii) inventory step-up charges of $2.5 and $3.6, respectively, related to the ASPEQ acquisition. For the three and nine months ended October 1, 2022, represents (i) acquisition and strategic/transformation related costs of $4.2 and $12.3, respectively, (ii) costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes of $0.2 and $0.6, respectively, (iii) inventory step-up charges of $0.1 and $1.1, respectively, related to the ITL acquisition, and (iv) a benefit of $0.8 related to forfeitures of long-term incentive compensation.

(3) For the nine months ended October 1, 2022, represents asbestos-related charges of $2.3, partially offset by a gain of $1.3 related to the revision of a liability associated with contingent consideration on a recent acquisition.

(4) Represents amortization expense associated with acquired intangible assets.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EARNINGS PER SHARE
Three Months Ended September 30, 2023
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income	$91.6	$—	$91.6
Corporate expense (1)	(13.0)	0.6	(12.4)
Acquisition-related and other costs (2)	(2.9)	2.9	—
Long-term incentive compensation expense	(3.4)	—	(3.4)
Amortization of intangible assets (3)	(14.6)	14.6	—
Operating income	57.7	18.1	75.8

Other income (expense), net (4)	(0.2)	1.2	1.0
Interest expense, net	(9.4)	—	(9.4)
Income from continuing operations before income taxes	48.1	19.3	67.4
Income tax provision (5)	(12.4)	(5.6)	(18.0)
Income from continuing operations	35.7	13.7	49.4

Diluted shares outstanding	46.751		46.751

Earnings per share from continuing operations	$0.76		$1.06

(1) Adjustment represents the removal of acquisition and strategic/transformation related expenses of $0.5 and a reclassification of transition services income of $0.1 from “Other income (expense), net.”

(2) Adjustment represents the removal of (i) an inventory step-up charge of $2.5 related to the ASPEQ acquisition and (ii) integration costs of $0.4 within the HVAC reportable segment.

(3) Adjustment represents the removal of amortization expense associated with acquired intangible assets of $4.3 and $10.3 within the Detection & Measurement and HVAC reportable segments, respectively.

(4) Adjustment represents the removal of (i) non-service pension and postretirement charges of $1.2, (ii) the reclassification of income related to a transition services agreement ($0.1) to “Corporate expense,” and (iii) the removal of a charge related to the Asbestos Portfolio Sale of $0.1.

(5) Adjustment primarily represents the tax impact of items (1) through (4) above.

SPX TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EARNINGS PER SHARE
Three Months Ended October 1, 2022
(Unaudited; in millions, except per share values)

	GAAP	Adjustments	Adjusted
Segment income	$63.4	$—	$63.4
Corporate expense (1)	(17.2)	5.0	(12.2)
Acquisition-related costs (2)	(0.1)	0.1	—
Long-term incentive compensation expense (3)	(2.1)	(0.8)	(2.9)
Amortization of intangible assets (4)	(6.7)	6.7	—
Operating income	37.3	11.0	48.3

Other income (expense), net (5)	(24.6)	26.4	1.8
Interest expense, net	(1.6)	—	(1.6)
Loss on amendment/refinancing of senior credit agreement (6)	(1.1)	1.1	—
Income from continuing operations before income taxes	10.0	38.5	48.5
Income tax (provision) benefit (7)	2.5	(13.5)	(11.0)
Income from continuing operations	12.5	25.0	37.5

Diluted shares outstanding	46.132		46.132

Earnings per share from continuing operations	$0.27		$0.81

(1) Adjustment represents the removal of acquisition and strategic/transformation related expenses ($4.2), costs associated with our South Africa business that could not be allocated to discontinued operations for U.S. GAAP purposes ($0.2), as well as a reclassification of transition services income ($0.6) from “Other income (expense), net.”

(2) Adjustment represents the removal of an inventory step-up charge related to the ITL acquisition of $0.1 within the Detection & Measurement reportable segment.

(3) Adjustment represents the removal of a benefit of $0.8 related to long-term incentive compensation forfeitures.

(4) Adjustment represents the removal of amortization expense associated with acquired intangible assets of $2.2 and $4.5 within the HVAC and Detection & Measurement reportable segments, respectively.

(5) Adjustment represents the removal of (i) asbestos-related charges ($16.5), (ii) a loss on an equity security associated with a fair value adjustment ($7.4), and (iii) pension “mark-to-market” losses and non-service pension and postretirement charges ($3.1), partially offset by (iv) the reclassification of income related to a transition services agreement ($0.6) to “Corporate expense.”

(6) Adjustment represents the removal of a non-cash charge and certain expenses incurred in connection with an amendment to our senior credit agreement.

(7) Adjustment represents the tax impact of items (1) through (6) above and removal of certain non-recurring income tax benefits.